Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc.. — CEO & Chairman of the Board
Jerry Grisko
CBIZ, Inc.. — President & COO
Ware Grove
CBIZ, Inc.. — CFO
CONFERENCE CALL PARTICIPANTS
David Niewood
AWM Investments — Analyst
Bill Sutherland
Boenning & Scattergood, Inc. — Analyst
Jim Macdonald
First Analysis — Analyst
Josh Vogel
Sidoti & Company, LLC — Analyst
Vince Colicchio
Noble Financial — Analyst
Donald Porter
Dalton, Greiner, Hartman, Maher & Company — Analyst
PRESENTATION

Operator
Good morning, ladies and gentlemen. And welcome to the CBIZ fourth quarter and year end 2007 results conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.
I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Thank you, Rose. Good morning, everyone, and thank you for calling into CBIZ’s fourth quarter and year end 2007 conference call. Before I begin with my comments, I would like to remind you of a few things. As with all of our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcomed to listen in, however, I ask that if you have questions you hold them until after the call, and we will be happy to address them at that time. This call is also being webcast and you can access the call over our web site at www.CBIZ.com. You should have all received a copy of the press release issued this morning. If you did not, you can access it on our web site or call our corporate office for a copy.
Finally, please remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning factors that would cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10-Ks and press releases. Joining me on the call this morning are Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.
Prior to this morning, we issued our results for 2007 and guidance for 2008. We were very pleased and proud to report that in 2007, our revenue was approximately $644 million, up 9.7%, and our earnings per share from continuing operations went up 23%, from $0.35 last year to $0.43 this year when you take out the impact of the one-time gain. Most important to us is that each of our major operating groups, our Financial Services group, our Employee Services group and our medical billing group, each reported growth in revenue and in contribution over the prior year. In addition, as you will hear in a minute, our operating margin increased as well.
I would like to turn it over to Ware now to give you the details and then I will return with some information concerning other factors affecting the Company.

Ware Grove - CBIZ, Inc. — CFO
Thanks Steve and good morning everyone. As is our practice, I want to take a few minutes to talk about highlights of the numbers we released this morning for the fourth quarter and full year results for 2007.
As you look at the numbers, I want to remind you that 2006 results have been restated for the impact of discontinued operations. We were very pleased to report fourth quarter total revenues of $155.6 million, an increase of 10.9%, or $15.3 million over the $140.3 million reported in the fourth quarter of 2006. Same-unit revenue increased by 6.3% in the fourth quarter of 2007 compared with the fourth quarter a year ago. During the fourth quarter, same-unit revenue in our Financial Services group increased by 9.2%, Employee Services group increased by 3.2%, our Medical Management Professionals same-unit revenue increased by 10.4%, and in our National Practices group, which includes our merger and acquisition advisory unit, the revenue declined by 6.2% in the fourth quarter compared with a year ago primarily because revenue related to M&A advisory engagements declined. Acquisitions contributed an additional $6.4 million to total revenue growth in the fourth quarter.
Now, in looking at fourth quarter and full year results for 2007, I want to point out the impact of the sale of our investment in Albridge Solutions which we previously announced in December of 2007. This transaction resulted in a gain on sale of approximately $7.3 million and this is recorded in the other income number for both the fourth quarter and full year results. Tax affecting this transaction, the impact on fully diluted earnings per share is $0.07 per share for both the fourth quarter and full year results. This is described more fully in footnote number 5 to the fourth quarter and full year results that we released this morning. This transaction is a one-time, nonrecurring transaction. So as we look at our results for 2007, in light of our growth goals for 2008, please understand that we are excluding the impact of this gain as we normalize the results achieved in 2007. You will note that even when we exclude the impact of this nonrecurring transaction, both the margin from continuing operations before tax and earnings per share compare favorably with results in the fourth quarter a year ago.
For the full year of 2007, revenue was $643.9 million, which was an increase of 9.7%, or $56.7 million over total revenue reported for the full year of 2006. Same-unit revenue increased by 7.7% for the full year, with Financial Services group increasing by 10.2%, Employee Services increasing by 8.1%, and Medical Management Professionals increasing by 5.9%, compared with the prior year. Same-unit revenue in our National Practices group declined by 2.8%. As we have commented in our prior quarterly calls throughout 2007, this group does include results from our mergers and acquisitions advisory business and revenue in this unit declined by approximately $1.9 million in 2007, compared with the prior year. Revenue from newly acquired operations, net of divestitures, contributed $11.7 million to total revenue growth in 2007. Consistent with our stated goals, we achieved revenue growth through a combination of same-unit and acquired revenue within our total growth achieved at 9.7% for the full year.
In addition, we have been able to leverage our 9.7% top line growth in a much faster growth in net income and fully diluted earnings per share from continuing operations, primarily by expanding margins. As I mentioned earlier, the $7.3 million gain on the sale of Albridge Solutions, in fact, increased diluted earnings per share by $0.07 for the full year. When you exclude the impact of this transaction, as we described in our footnote, fully diluted earnings per share from continuing operations for the full year of 2007 increased to $0.43 per share, or by 23% over the $0.35 per share reported for 2006. That is consistent with the expectations of a 20% to 25% increase which we outlined in our third quarter earnings release for 2007.

Considering the exclusion of the nonrecurring gain on the sale of Albridge Solutions, the margin on earnings before tax improved by approximately 35 basis points over the 7.2% margin recorded for 2006. Bear in mind that the reduction in Medicare reimbursement rates that occurred at the beginning of 2007 has continued to impact results through the fourth quarter. We estimate that for the fourth quarter, the impact on revenue was approximately $600,000, and for the full year, this has impacted revenue by approximately $2.2 million within our Medical Management Professionals group. This not only impacts our reported revenue growth, but this also has impacted margin on income before tax by approximately 35 basis points for the full year results reported in 2007.
During 2007, we announced two acquisitions, and so far in 2008, we have announced two additional acquisitions that have been completed. These acquisitions are performing well and we continue to have a pipeline of potential transactions under development and we will continue to commit capital to our targeted strategic acquisitions that fit our business model. Utilizing capital for strategic acquisitions is our priority. But in addition to acquisitions, we continue to look at potential share repurchases opportunistically if repurchase activity is expected to be accretive to shareholders. As we commented in our earnings release this morning, the CBIZ Board recently approved an authorization to repurchase an additional five million shares that will expire on March 31, 2009.
During 2007, we repurchased approximately 5.2 million shares of our common stock at a total cost of approximately $38.0 million. We have had a 10(b)5-1 program in place since year-end, and to date in 2008, we have repurchased an additional 795,000 shares through the close of business yesterday at a cost of approximately $7.3 million.
During the fourth quarter, capital spending was $1.8 million, and for the full year of 2007, capital spending was $6.2 million. That level of spending is within our expectations, and that spending will run between $6.0 million to $8.0 million annually for CBIZ. Performance of our receivables continued to be good with days sales outstanding on receivables declining to 65 days at December 31, 2007, compared with 67 days a year ago.
At year end 2007, borrowing against our $100 million unsecured credit facility was $30.0 million. So we continue to fund the growth of the business, the acquisition activity and our share repurchase activity, and we continue to maintain a significant unused capacity on our borrowing facility. I want to remind you that this $100 million facility includes a commitment to increase our credit availability to $150 million should the need arise. Including the $100 million convertible note, our total debt-to-equity stood at 57% at year end 2007.
Looking ahead to our financial performance goals in 2008, we expect that revenue will grow at a minimum of 10%, and consistent with our longer term goals in 2008, we expect to increase fully diluted earnings per share from continuing operations by a minimum of 20% over the $0.43 fully diluted per share, which normalizes the impact of the nonrecurring gain in 2007. We expect EBITDA in 2008 will be approximately $80.0 million.
So in conclusion, we are very pleased that our results for 2007 have continued to reflect revenue growth in the 8% to 10% range with fully diluted earnings per share from continuing operations growing more than 20%, which is consistent with our long-term goals. We have been able to exceed this 20% minimum annual growth target in earnings per share for six years now, and it is our goal to continue this rate of growth not only for 2008, but in years ahead. Our cash flow continues to be steady and strong, and we are well positioned to continue to have ready access to capital to continue to fund our growth needs, including potential acquisitions. So with these comments, I will conclude and I will now turn it back over to Steve.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Thank you, Ware. Let me address a number of other items. In 2007, we recorded in excess of $19.0 million of expected first-year revenue from our cross-serving results. This is up from the $15.5 million in the prior year, and continues to underscore the unique nature of CBIZ’s business model and our ability to generate incremental earnings from our internal referrals. As Ware commented, our acquisition pipeline remains as strong as it was reported in the prior two quarters in all three of our major business segments.
You will recall that in the third quarter of last year, CBIZ redid its revolver. We’ll reference that in a minute, but to the extent that there is a hardening of the bank credit market, that’s not expected to have any impact on CBIZ as our existing facility is more than sufficient to handle our expected needs. There have been numerous questions raised about the impact or potential impact of the recession scenario and I would like to address that up-front. First, no company is immune from a deep, prolonged recession and CBIZ would be affected like any other company.

On today’s basis, however, we are not seeing signs of a recession, notwithstanding what gets reported on television and the newspapers. Our clients remain strong. They remain confident. They are expanding and we have seen no indication yet that [small] market companies that we service are being affected.
The other side of that is that we continue to believe we are in very much an underserved market. So to the extent that there is a slowdown that might affect existing clients, we believe we have got the ability to continue to build our revenue by finding new clients. Again, I underscore the fact that a deep, prolonged recession will affect everybody, but the guidance that we have given for 2008 of minimum of 10% increase in revenue and a minimum of 20% increase in earnings per share, reflects our view on the economic impact on our Company and we still believe that those are very achievable goals. With that, I would like to stop at this point and take questions from our shareholders and analysts.
QUESTION AND ANSWER

Operator
Thank you. We will now begin the question-and-answer session. (OPERATOR INSTRUCTIONS) We have our first question from David Niewood from AWM Investments. Please go ahead.

David Niewood - AWM Investments — Analyst
Thank you. I noticed in your last 10-Q that in the funds held for clients, a portion were held in auction rate securities. I was wondering if you could tell me if any of the $83.0 million held in funds for clients are still invested in auction rate securities, and if so, how much and what type, and have any of these securities been subject to a failed auction? Thank you.

Ware Grove - CBIZ, Inc. — CFO
Yes, David, let me address that. We typically have on average about $50.0 million invested in short-term instruments with a duration of typically no longer than 30 days related to the client funds. The vast majority of those are in overnight money market funds that are AA and AAA underlying credit quality, and our first objective is to maintain credit quality and liquidity. We do have a small portion of those funds in auction rate securities that are reset on a seven to 30-day basis. Typically, those are in revenue bonds or utility bonds. None are invested in mortgage-backed securities and we have not had any failed auctions that have impacted any of our investments.

David Niewood - AWM Investments — Analyst
Great. Thank you.

Operator
Our next question is from Bill Sutherland from Boenning & Scattergood. Please go ahead.

Bill Sutherland - Boenning & Scattergood — Analyst
Close enough. Good morning, everybody. First, I want to start with cross-serving revenue. What was that number that you provided?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Just over $19.0 million, Bill.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay. And is there a goal that you want to put out for ‘08?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
We post our goal on our Intranet. So, we have 6,000 employees that see it, so it’s public information. The goal for 2008 is a minimum of $21.0 million.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay. Can you talk to us about pricing and your plans there for ‘08?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
If you recall in 2007, when we talked about our Financial Services group, I think we told you that about half of the increase came from pricing and the other half came from volume. We believe within the Financial Services group that we will continue to have normal market pricing increases on our hourly businesses.
In our Employee Services business, most of that is driven by the carriers. We expect our benefits pricing to have an increase. I’m sure you are aware that the property and casualty business has been soft last year and is projected to be soft well into this year. It is a smaller percentage of our business, so it’s not likely to have a significant impact on us.
In our MMP business, last year we were significantly impacted by a reduction in Medicare rates for radiology. In 2008, Congress has decided at this point not to address the issue until July. So there had been some small changes in Medicare reimbursement rates that affect the radiology, the emergency department and the pathology business of a number of about half a percent which equates to, for six months, about $130,000 of incremental revenue and profit. There has been an up tick in the anesthesia business in excess of 15%. And for 6 months, that’s likely to add another $150,000 to revenue and to earnings.
Should Congress in July make a decision to change these numbers in any way, we will recompute the impact and give you a heads up at that time. If they leave them alone, then you can double them for the full year. So we see some pricing, some reimbursement opportunities on our medical billing side. I would also suggest to you that the competition in medical billing continues to be fierce, and we may have some pricing declines with some of our clients as we face competitive pressure.
On balance, we expect pricing to increase in ‘08 across our [businesses].

Bill Sutherland - Boenning & Scattergood — Analyst
Has the competitive pricing environment gotten more fierce since McKesson got involved?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
The competitive pricing has gotten more fierce but not because McKesson acquired Per-Sé. CBIZ and Per-Sé, being number one and number two in the business (we would go head to head), really hadn’t dramatically affected pricing, but there have been some new entrants in the business that are causing competitive pressure.

Bill Sutherland - Boenning & Scattergood — Analyst
Just so I understand, Steve, so we had heard about the stand still from Congress for six months. Is there a possibility that nothing occurs at mid-year, as far as reimbursement rates being changed, up or down?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Yes, let me just give an uneducated view of all of this. The first thing I think we are highly confident of, if they do anything in July it will not be retroactive.
Two or three years ago, they made a change in early March and made it retroactive, which caused everybody trouble. Whatever they do this summer is not likely to have an affect on the first six months. We are coming into an election in the fall. It’s not clear what Congress is going to do and therefore we have baked into our guidance the fact that we have this up tick and it will probably last on some basis for the year, but we just don’t know. I think what is really important here is, as opposed to the impact of the last year’s change on radiology which had a significant impact on us, this is going to have much less of an impact, regardless of what they do for the second half of the year.

Bill Sutherland - Boenning & Scattergood — Analyst
It sounds like, if I understand you correctly, it’s a wash. Closely, I mean, close.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
No, it’s not a wash. It’s incremental. Full year basis, a half a million dollars, compared to our estimated $2.2 million that we lost last year.

Bill Sutherland - Boenning & Scattergood — Analyst
Oh, oh, I’m sorry. I misunderstood then. Anesthesiology, it would also be a reimbursement reduction?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
No, no. I’m not being clear. Anesthesiology got the biggest up tick. The combined increases for all of our practices annualized out at somewhere between $450,000 and $500,000.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay. Okay.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
For the year 2008.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
So we’re factoring in half of it now, and we’ll give you the best advice we can when we see what Congress does.

Bill Sutherland - Boenning & Scattergood — Analyst
Finally on the pricing and employee benefits, Employee Services, how significant is P&C? Do you report that?

Ware Grove - CBIZ, Inc. — CFO
We don’t really report it, but within the $170 million revenue reported for the Employee Services group, it’s about 15% of that revenue.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay.

Ware Grove - CBIZ, Inc. — CFO
That component is growing modestly, despite the soft market.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Yes, last year we actually saw a revenue increase in P&C because we added more new business than we lost in the softness of the market.

Bill Sutherland - Boenning & Scattergood — Analyst
And, Steve, you said that the pricing, apart from P&C is essentially stable?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
In our Employee Services businesses, yes.

Bill Sutherland - Boenning & Scattergood — Analyst
Okay. Thanks very much. I will get back in the queue.

Operator
We have our next question from Jim Macdonald from First Analysis. Please go ahead.

Jim Macdonald - First Analysis — Analyst
Good morning, guys.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Hi, Jim.

Ware Grove - CBIZ, Inc. — CFO
Hi, Jim.

Jim Macdonald - First Analysis — Analyst
On the recession, if we have a deep recession, could you describe kind of what parts of your business would be hit first and hardest?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
I’m not sure we know what gets hit first. It depends on how long it lasts. Let me give you areas of vulnerability though. In our Financial Services group, when you look at the traditional accounting business, some 15% to 20% of that may be special projects related, and that typically is related to expansion activity, new plants, new facilities, investments that clients make. Some of that historically, when there’s been a downturn in the economy, has slowed up so you would see it there, but you would only see it after a while.
On the Employee Services side, employers look for ways of lowering their expenses and one of the ways they do that is providing less coverage to employees. To the extent that we get reimbursed in some of our Employee Services businesses, not on a flat fee but on a per head basis, or on usage basis, you could see that decline. You are going to see in all of our businesses the clients looking to reduce their expenses by coming back and renegotiating everything they can. What you don’t see in our business is an immediate effect. You don’t see one quarter down of GDP and the wheels come off the train. Our experience has been is it seeps in very, very slowly over time, which is why I think the issue for us is how deep and therefore how prolonged.
Our medical service business, we are on for the most part two and three-year contracts. So other than contract renewals, you will not see a dramatic change in that.
Our valuation business, which is in our Financial Services group, has two pieces to it. They do traditional annual valuation and then they do sort of the M&A special projects kind of valuation. You may well see that slow up as well. So you could see pieces of our business slowing up, but I want to emphasize that the bulk of what we do for our clients, they can’t do for themselves. They have got to come to somebody and due to the quality of our work and the length of our relationships, they tend to stick with us. I think you know our retention rates are very, very high. We can see a slowdown, but it isn’t going to be deep in any one product, and it’s not likely to occur very quickly.

Jim Macdonald - First Analysis — Analyst
Okay, and moving to guidance, I have just a number of questions here. In your guidance, are you including future acquisitions and share repurchases in your guidance?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
There is no — we did not include in the guidance we gave you any share repurchases or any acquisitions.

Jim Macdonald - First Analysis — Analyst
Okay. And talk about what your kind of share count is at this time, what a normalized diluted share count is?

Ware Grove - CBIZ, Inc. — CFO
Yes, Jim, we are expecting right around the same share count as we reported for year end 2007. And that’s between 66 and 67 million shares throughout 2008.

Jim Macdonald - First Analysis — Analyst
And why isn’t that down?

Ware Grove - CBIZ, Inc. — CFO
Well, we have issues of — we have options that become valued in the fully diluted count. We have some shares being issued to acquisitions that are getting issued in 2008. So that kind of offsets the natural decline that you might see based on the 2007 number.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
I think the other piece of it is you note that our priorities as spelled out on each call, is the use of the cash that we have available, funds we have available for acquisitions. As long as the pipeline stays robust, we are not forecasting a dramatic reduction in the shares. Should the actual M&A activity not be as robust as we think, then I think you will see us buying more shares, as long as they are accretive.

Jim Macdonald - First Analysis — Analyst
A couple more here — D&A after these acquisitions and tax rate?

Ware Grove - CBIZ, Inc. — CFO
Well, the tax rate on a long-term normalized basis, we would expect roughly 40%. It’s a tad bit higher this year. You may remember earlier this year, we talked about a couple of adjustments due to an IRS audit that surfaced a couple of issues, so slightly higher this year. But we would forecast a 40% effective rate. D&A, I think, will kind of remain fairly constant and stable. On the one hand, some of the fixed assets that have been in service a while, still very usable, the depreciation is declining on those assets. On the other hand, as we make further acquisitions, the amortization expense goes up. So we expect about the same level of D&A in 2008 as we reported in 2007.

Jim Macdonald - First Analysis — Analyst
And my last one, I will get off. On the convertible accounting, have you assumed any changes in accounting for the convert?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
We have not assumed any changes. As far as we know, this is still under review by the accounting profession. They have not issued any indications and when they do, we will respond.

Jim Macdonald - First Analysis — Analyst
Okay. Thanks.

Operator
We have our next question from Josh Vogel from Sidoti. Please go ahead.

Josh Vogel - Sidoti & Company — Analyst
Good morning. Thank you. Could you just review again the year-over-year same-unit segment growth across the segments?

Ware Grove - CBIZ, Inc. — CFO
Yes. For the full year, Josh, let me run down the segments for you and everybody else. In our Financial Services group, the full year same-unit revenue was up 10.2%. And as Steve commented, about half of that from pricing and about half of that from growth and unit volume. In the Employee Services group, the full year same-unit revenue grew by 8.1%. In the Medical Management Professionals group, up by 5.9%, and then in the National Practices group, the actual same-unit revenue declined by 2.8% and that was due primarily to the results year-over-year of the M&A advisory business, where clients do engage us, primarily on the sell side for smaller transactions.

Josh Vogel - Sidoti & Company — Analyst
Okay. Thank you. And then could you maybe discuss any pockets of strength or weakness, specifically in the Financial Services unit that you are seeing and perhaps even comment on how business in the segment tracked in January?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
As we look at the Financial Services group, we do audit, tax, litigation support, valuation work and we do work for not-for-profits, et cetera. We did not see any area of weakness in 2007 in any of our major product groups in the Financial Services group and we are not seeing, as we roll into 2008, any weakness. We may have a weak business unit located in a particular area due to management issues or market issues or loss of key producers, but across the board we saw no weakness. Each of our major segments were up in Financial Services last year.

Josh Vogel - Sidoti & Company — Analyst
And can you comment at all on the month of January?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
The month of January, we just got flash reports and we are tracking to plan.

Josh Vogel - Sidoti & Company — Analyst
Okay. And with the two small acquisitions you have completed so far this year, can you give us any detail into how much you think that is? Can you quantify for us how much do you think that will add to the top and bottom lines?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Well, certainly I think we have put in the press release the volume of both of those and if you put the two together, I think it is a little under $5 million. These were acquisitions that had significant strategic importance to us, even though they weren’t necessarily very large revenue producers. We typically do not put out the bottom line impact but I can assure you that they are well within, if not slightly above, the margins we see in our existing business.

Josh Vogel - Sidoti & Company — Analyst
Okay. And just lastly, do you have any divestitures planned for this year?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
We have no divestitures planned for this year that would have any significant impact to the numbers that you have seen.

Josh Vogel - Sidoti & Company — Analyst
Okay. Thank you.

Operator
We have our next question from Vince Colicchio from Noble Financial. Please go ahead.

Vince Colicchio - Noble Financial — Analyst
Good morning. Nice quarter. Two brief questions. What economic outlook is built into your annual guidance for 2008?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
The economic outlook, Vince, that is built into 2008 is a recognition that the external markets may be flat to slightly down but our market opportunities, given the areas that we’re in, continue to have growth potential. So you are seeing a top line minimum of 10% as a result of that.

Vince Colicchio - Noble Financial — Analyst
Okay. What portion of your clients are using multiple service segments?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
We reported in the past that 15% of our clients use at least three of our services, but less than 3% of our clients cross between the three or four major groups that we have. So one of the areas we continue to work on, and that’s why the cross-serving numbers have become so important, is to continue to work to get more of our clients to cross our major product groups.

Vince Colicchio - Noble Financial — Analyst
Well, is there anything you could do better to make that happen? Yes, 3% seems relatively low as far as what your opportunity is.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Well, the numbers are low and they are also somewhat deceiving because our clients tend to buy their products and services locally. We don’t necessarily have all the complete compliment of products and services in each city. We also have some very large businesses, like our medical practice business, which typically doesn’t do a lot of the cross-serving, given their unique nature. We also have attest businesses that can’t do it. So there are a lot of issues out there, however, I would certainly agree with you. The number of 3% is much too low.
In this Company, there’s always things we can do better. We continue to look for incentive ways of, and educational programs to teach or instruct our staff as to what our products and services are. We track the cross-serving very, very closely. We have economic incentives and disincentives in each individual’s goals. So it is an actively managed program, but cross-serving, or as most of the markets call it cross selling, is a very difficult program. It takes a very long period of time. We have seen steady growth for the last five years, starting when we first started tracking this around $6.0 million. So we are comfortable with the growth, but we think we have opportunity ahead of us.

Vince Colicchio - Noble Financial — Analyst
Okay. Thank you.

Operator
We have our next question from Jim Macdonald from First Analysis. Please go ahead.

Jim Macdonald - First Analysis — Analyst
Yes, I wanted to circle back and cover a little bit on the acquisitions. How is the HBR acquisition going?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Oh, the HBR acquisition. All of the acquisitions we made in 2007, which was the Segal Miller acquisition for Financial Services in the beginning of the year in Arizona and ICON and HBR, all of them are doing extremely well. They are on or ahead of plan.

Jim Macdonald - First Analysis — Analyst
Okay. And in terms of the payroll acquisition earlier this year, the payroll companies are pretty expensive. Did you stay within your normal EBITDA multiple for that acquisition?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
We were probably slightly higher than the 5 to 7, but not by much. What was particularly important in that, Jim, was that it gave us a redundant facility. As you know, all of our payroll is done in Roanoke, Virginia. It gave us a West Coast processing ability, which allowed us to be able to better serve our clients should they run out of their deadline on the East Coast. It gave us, using the same operating system as we use in Roanoke, a redundant facility in the event something happened in Roanoke. So there’s some real strategic reasons why we wanted to complete the acquisition of computer payroll company and it fit in very nicely. We paid slightly more than the typical margin, but it is itself actually a higher margin business than our existing payroll business. So we’re very comfortable with it.

Jim Macdonald - First Analysis — Analyst
Just finally on the last acquisition, NAIS, what is the strategic rationale on that?

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
It’s a product niche that we don’t do a lot of business in. It’s been a nationally recognized insurance company for innkeepers across the country. That’s a reasonably fast growing market if you look at economic data, to have what’s growing in the hospitality area. We think there’s an opportunity, with our network, to grow it if it was regionally located. We think there’s an ability to grow it in other locations and we were able to acquire it at a reasonable amount. They have good growth potential.

Jim Macdonald - First Analysis — Analyst
Thanks very much.

Operator
We have our next question from Donald Porter from Dalton, Greiner. Please go ahead.

Donald Porter - Dalton, Greiner, Hartman, Maher & Company — Analyst
Hey, good morning, guys. I had a question about margins. You have had great operating margin improvements year-over-year. I’m wondering what do you attribute it to? Is it the acquisitions? Is it the leverage? And where do you think they can ultimately go? Is there a target, a long-term target, that you have for operating margins and maybe you can break it down by gross margin and SG&A?

Ware Grove - CBIZ, Inc. — CFO
Let me, really, kind of re-direct the question. We typically talked about our all-in pretax margin because there are a number of components to that from gross margin, operating income, all the way down to pretax income, because of the way the deferred asset gain/loss accounting impacts the margins above the pretax line. You will see a nice progression over the last three to four years in our pretax margins that will show about 40 to 50, if not more, basis point improvements each and every year. That comes from a combination of things. The more obvious things are leveraging G&A expense and leveraging depreciation and amortization. As you can see, we get 10 to 20 basis points a year from that.
The balance of the leverage comes from the gross margin or up above the line, where we have businesses that essentially as they grow the top line, the infrastructure is in place with respect to the fixed rent and utilities and office-related expenses. If we manage and utilize the productivity measures we have on people properly, you can leverage compensation expense as well to some smaller degree. So we have opportunities in every area and we would continue to say that in 2008, and in years beyond, it’s our goal to continue to improve pretax margins by roughly 50 basis points. I’m not sure that there’s a ceiling, a practical ceiling out there. We’re just not prepared to say that there is right now. It’s naive to say that we might not get a ceiling at some point in time. But for the foreseeable future, it’s our goal to improve pretax margins by 50 basis points a year.

Donald Porter - Dalton, Greiner, Hartman, Maher & Company — Analyst
Right. And so in your guidance, what is the pretax? Do you have a pretax margin in ‘08 that you are shooting for?

Ware Grove - CBIZ, Inc. — CFO
Well, I think if you do the numbers and try to model it out, with 10% top-line and 20% bottom line, you get roughly that 50 basis point improvement.

Donald Porter - Dalton, Greiner, Hartman, Maher & Company — Analyst
Got you. Perfect. Thank you.

Operator
(OPERATOR INSTRUCTIONS) I’m showing no further questions at this time.

Steven Gerard - CBIZ, Inc. — CEO & Chairman of the Board
Well, then I would like to take this opportunity to reiterate that we are very comfortable with our long-term growth plan that we put out a number of years ago targeting 10% top line and 20% EPS minimums. We have been achieving that, and we’re comfortable with that guidance going forward. I would like to thank our analysts and shareholders who are listening for their support, but would particularly like to thank all of the CBIZ associates who are listening to us or who will listen to this. We had a very strong year last year and that strong year reflects the hard work, the dedication and the focus on client service that each one of you brings to your desk every day. So we really appreciate the hard work. We thank you for the strong results, and we’ll look forward to even a better year in 2008. With that, thank you and we’ll sign off.

Operator
Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.